Jurisdiction of         Percentage
                                           Incorporation             Owned
                                           -------------             -----

EmiNet Domain, Inc.                            Delaware              100%

Atlantic International Entertainment,        South Africa             51%
   Ltd. South Africa

Atlantic International Entertainment,         Australia              100%
   Australia, Ltd.

Atlantic Gaming Technologies                   Bahamas               100%